                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                      Pursuant to Section 13 or 15d of the
                         Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported)
October 17, 2003

                          WILMINGTON TRUST CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its chapter)

                         Commission File Number 1-14659

                  Delaware                                                        51-0328154
----------------------------------------------                      ------------------------------------
(State or other jurisdiction of incorporation)                      (IRS Employer Identification Number)

Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, Delaware                                             19890
----------------------------------------             ---------------------------
(Address of principal executive offices)                       (Zip Code)

       Registrant's telephone number, including area code: (302) 651-1000

--------------------------------------------------------------------------------
         (Former names or former address, if changed since last report)

Item 12. Results of Operations and Financial Condition.

The press release of Wilmington Trust Corporation reporting its financial condition and results of operations for the third quarter of 2003 is attached hereto as Exhibit A and is being furnished pursuant to Item 12 of form 8-K.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                    WILMINGTON TRUST CORPORATION

Dated: October 17, 2003
                                       By:    /s/ David R. Gibson
                                              ----------------------------------
                                       Name:  David R. Gibson,
                                      Title:  Executive Vice President and
                                              Chief Financial Officer
                                              (Authorized Officer and Principal
                                              Financial Officer)

                                    EXHIBIT A

FOR IMMEDIATE RELEASE               Contact: Ellen J. Roberts
                                                 Investor Relations
                                                 (302) 651-8069
                                                 eroberts@wilmingtontrust.com

WILMINGTON TRUST REPORTS THIRD QUARTER EPS OF $0.52

Wilmington, Del., October 17, 2003 - Wilmington Trust Corporation (NYSE: WL) today reported third quarter 2003 earnings, on a diluted basis, of $0.52 per share, and net income of $34.4 million. This was level with third quarter 2002, when earnings per share were $0.52 and net income was $34.5 million.

Loan balances continued to grow, advisory revenue increased, and expenses continued to decline. These achievements were offset by compression in the net interest margin.

"Advisory revenue rose on the combination of solid business development, rising equity markets, and improved results from our affiliate money managers," said Ted T. Cecala, Wilmington Trust chairman and chief executive officer. "In our banking business, we marked the 10th consecutive quarter of increased loan balances, but a lower net interest margin caused net interest income to decline."

Third quarter 2003 was the first quarter to reflect fully the decrease in interest rates that the Federal Reserve instituted in June. Low interest rates and the company's asset sensitivity caused the net interest margin to fall to 3.45%. This was 17 basis points lower than for the second quarter of 2003 and 57 basis points lower than for the third quarter of 2002.

Loan balances were $6.1 billion, which was higher than for both the prior quarter and the year-ago quarter. Loan balances rose on both a period-end as well as an average basis. Credit quality remained stable.

Assets under management at Wilmington Trust and affiliate managers Cramer Rosenthal McGlynn and Roxbury Capital Management totaled $30.7 billion. Combined assets under management were 3.0% higher than at June 30, 2003, and 7.0% higher than at September 30, 2002.

Advisory revenue totaled $53.1 million, which was 7.3% higher than for the prior quarter and 1% higher than for the year-ago quarter. Most of the growth occurred in the Wealth Advisory Services business. Revenue from affiliate money manager Cramer Rosenthal McGlynn rose 18.2% from the prior quarter. Affiliate manager Roxbury Capital Management reduced its loss from $1.2 million for the prior quarter to $100,000 for the 2003 third quarter.

Expenses totaled $75.2 million, which was 2.5% lower than for the prior quarter as well as for the prior-year quarter. The decrease was due to the continuing emphasis on expense reduction initiatives.

On an annualized basis, the third quarter 2003 return on average assets was 1.58% and return on average stockholders' equity was 17.64%, compared with 1.77% and 18.66%, respectively, for the 2002 third quarter.

In other news, the Board of Directors declared a regular quarterly dividend of $0.27 per share, up 5.9% from the $0.255 per share paid in the third quarter of 2002. The dividend is payable on November 17, 2003, to shareholders of record on November 3, 2003.

NET INTEREST MARGIN COMPRESSION IN LINE WITH PROJECTIONS

With interest rates at historic lows, the yields on loans and investments fell for the sixth consecutive quarter, and deposit pricing remained at record-low levels. Even though loan balances rose, loan yields declined because refinancings and payoffs of older loans with higher yields offset new loans that were added at current rates.

The average yield on assets from which the company earned revenue dropped 30 basis points from the prior quarter, but the average cost of funds used to support those assets fell only 13 basis points. Compared to the year-ago quarter, the average asset yield was 109 basis points lower, while the average cost of funds was only 52 basis points lower. These disparities were the primary cause of the decline in the net interest margin.

In the investment portfolio, although average balances increased to $1.9 billion, the period-end balance declined 8.8% from the second quarter to $1.8 billion. Most of this decrease was in mortgage-backed securities. The company's overall exposure to mortgage-related instruments remained stable, as changes in the investment portfolio offset sales and refinancings in the residential mortgage portfolio.

Compared to the year-ago third quarter, investment portfolio balances were higher because they included the invested proceeds of the April 2003 issue of $250 million in 10-year subordinated notes. The average life of the entire portfolio is 5.18 years and the duration is 2.57.

"We expect the net interest margin to stabilize in the fourth quarter, barring no additional interest rate movements by the Federal Reserve," Cecala said.

LOAN BALANCES RISE FOR 10TH CONSECUTIVE QUARTER

Economic indicators, such as housing activity and unemployment rates, continued to be stronger in the Delaware Valley region, where the company's regional banking business is concentrated, than in many other parts of the United States. The relative health of the regional economy and its diversification among the financial services, life sciences, technology, manufacturing, retail, agricultural, and tourism sectors were factors in the growth in loan balances, which rose for the 10th consecutive quarter.

Loan balances were $6.1 billion. Most of the growth was in the commercial loan portfolio.

Commercial loan balances, on average, were $3.9 billion, which was nearly 1% higher than for the 2003 second quarter and nearly 11% higher than for the 2002 third quarter. Approximately 51% of the commercial loan growth came from the Delaware market, where Wilmington Trust is the dominant banking company. Approximately 49% of the commercial growth came from the southeastern Pennsylvania market. In contrast, for the year-ago quarter, only 16% of new commercial loans were generated in the southeastern Pennsylvania market.

More than half of the current quarter increase in commercial loan balances occurred in the construction and real estate portfolio. Construction and real estate balances, on average, were 5.8% higher than for the prior quarter and 39.3% higher than for the prior-year quarter. These loans were booked across a variety of residential, hotel, industrial, and retail projects on both a construction and permanent-financing basis.

Retail loan balances, on average, were $2.2 billion, which was slightly lower than for the prior quarter and 3.6% lower than for the year-ago quarter. Almost all of the decrease occurred in residential mortgage balances, which continued to decline due to prepayments and the ongoing sale of all new residential mortgage production into the secondary market.

The growth trend in core deposit balances that has occurred over the past 9 quarters continued, and core deposit balances, on average, rose to $4.4 billion, which was 3.3% higher than for the prior quarter, and 11.5% higher than for the prior-year quarter.

NET CHARGE-OFFS, NONACCRUING LOANS, AND OREO DECLINE

Credit quality remained stable. Net charge-offs totaled $2.0 million, which was less than half of what they were for the prior quarter and year-ago quarter. The net charge-off ratio was 3 basis points, which was lower than for the prior quarter and prior-year quarter. Year to date, the net charge-off ratio is 17 basis points, versus 19 basis points for the first 9 months of 2002.

Nonaccruing loans totaled $50.2 million. This was a $10.2 million decrease from the prior quarter, which occurred because a payment was received on a $20 million commercial loan that was transferred to nonaccruing status at the end of the 2003 first quarter.

Other real estate owned (OREO) declined to $1.6 million for the current quarter from $3.2 million for the prior quarter. This decline reflected the successful work out of a residential resort project that was classified as OREO in December 2002.

The loan loss reserve ratio was 1.50%. This was an increase of 6 basis points from the prior quarter, when the reserve ratio was 1.44%.

The percentage of loans rated pass by the internal risk rating analysis increased from both the prior quarter and the prior-year quarter. The percentage of loans rated pass has been higher than 95% since 2000 and higher than 92% since 1998.

The composition of the loan portfolio remained relatively unchanged and well diversified across commercial and consumer lines.


LOAN PORTFOLIO COMPOSITION                         9/30/03    6/30/03     3/31/03
----------------------------------------         ---------   ---------   ---------
Commercial, financial, and agricultural               36%         37%          36%
Real estate - construction                            11          10           10
Commercial mortgage                                   17          17           18
Residential mortgage                                   9          10           10
Consumer                                              27          26           26

ADVISORY REVENUE RISES ON SALES ACTIVITY AND EQUITY MARKET PERFORMANCE

Advisory revenue totaled $53.1 million, which was 7.3% higher than for the prior quarter and 1% higher than for the year-ago quarter. Most of the linked-quarter increase and all of the prior year increase in total advisory revenue occurred in the Wealth Advisory Services business.

Advisory revenue accounted for 41% of total third quarter net interest and noninterest income. Total noninterest income, including service charges and other noninterest income, accounted for 51.5% of total third quarter net interest and noninterest income. These percentages were slightly higher than for the 2002 third quarter.

Assets under management at Wilmington Trust were $23.6 billion, which was 4.0% higher than for the prior quarter and 11.8% higher than for the prior-year quarter.

Revenue from the Wealth Advisory Services business totaled $35.5 million. This was 7.3% more than for the prior quarter and 13.8% more than for the prior-year quarter. In comparison, the Standard & Poor's 500 increased, on average, 5.5% from the prior quarter and 8.9% from the prior-year quarter.

The increase in revenue, which resulted from a combination of business development with new and existing clients, as well as from asset appreciation, was broad-based and occurred in all major components of the Wealth Advisory business. The largest increases, both from the prior quarter and prior-year quarter, came from asset management, trust administration, and financial planning fees.

Compared to the prior-year quarter, sales results were particularly strong from the Florida and Pennsylvania markets, and from Delaware-based fees, which represent clients throughout the U.S. By the end of the 2003 third quarter, sales in Florida and Pennsylvania had already exceeded the full-year 2002 levels achieved in those markets.

Approximately 70% of Wealth Advisory income is derived from the market value of assets under management. Wealth Advisory fees are priced at the beginning of each month based on market valuations at the end of the previous month.

In other Wealth Advisory Services activity during the third quarter, the California headquarters office was relocated from Santa Monica to Century City.

In the Corporate Client Services business, revenue was $16.4 million, compared with $16.5 million for the 2003 second quarter and $17.2 million for the 2002 third quarter. "This business has counter-cyclical elements that got caught between the economic downturn and the economic recovery," Cecala said. "As prospects for the recovery began to improve in the third quarter, bankruptcy-related business waned. We saw a pick-up in the more traditional capital markets structures that we service, but not to the level we anticipated."

 Revenue from capital markets activities was $8.8 million, which was equal to the prior quarter amount and $1.5 million lower than for the prior-year quarter, when approximately $1 million in bankruptcy-related fees was recorded. Entity management services generated $5.2 million of revenue, which was level with the prior quarter and 10.6% higher than for the prior-year quarter. Activity in European markets accounted for this increase. Corporate retirement services revenue was $2.4 million, which was 4.3% ahead of the prior quarter and 9.1% ahead of the prior-year quarter.

Corporate Client services are performed on a fee-for-service basis that is priced according to the complexity of the services provided. Most are performed under multiyear contracts and generate an annuity-like stream of revenue. Approximately 25% of Corporate Client revenue is tied to asset valuations; most of that is associated with retirement plan assets for which the company serves as trustee.

At affiliate money manager Cramer Rosenthal McGlynn (CRM), assets under management rose to $4.0 billion on a combination of market appreciation and new business development. CRM's assets were 5.2% higher than for the prior quarter and 8.1% higher than for the prior-year quarter. Revenue from CRM was $1.3 million, which was 18.2% higher than for the prior quarter, but 27.8% lower than the $1.8 million reported for the prior-year quarter. The year-over-year decrease was due to lower incentive payments related to hedge funds.

Results from affiliate money manager Roxbury Capital Management (RCM) remained lower than the year-ago level, but improved significantly from the prior quarter. RCM recorded a loss of $100,000 for the 2003 third quarter, compared to a loss of $1.2 million for the 2003 second quarter. Monthly outflows continued to slow, expenses were lower, and the small-cap product that was launched in June 2002 continued to attract new assets. Assets under management at RCM were $3.1 billion, which was 6% lower than for the prior quarter and 20.5% lower than for the prior-year quarter. "Roxbury has taken the necessary steps to return to a positive operating margin," Cecala said. "We expect that Roxbury will return to profitability by the end of the year."

On a combined basis, revenue from the two affiliate money managers totaled $1.2 million for the 2003 third quarter, compared with $4.2 million for the 2002 third quarter. The difference represented approximately $0.03 per share.

EXPENSE MANAGEMENT INITIATIVES CONTINUE

As a result of the expense management initiatives begun at the end of the first quarter, expenses fell to $75.2 million. This was $1.9 million, or 2.5%, lower than for both the prior quarter and the prior-year quarter.

Salary expense totaled $31.5 million, which was slightly higher than for the prior quarter and 4% higher than for the prior-year quarter. Incentives and bonus expense totaled $5.4 million. This was $2 million, or 27%, lower than for the 2002 third quarter.

Employment benefit expense was slightly lower on a linked-quarter basis, but 12.8% higher than for the year-ago quarter, due to increased health insurance and pension costs.

At September 30, the number of full-time equivalent staff was 2,302, which was 17 fewer than at June 30, 2003, and 49 fewer than at September 30, 2002.

Furniture, equipment, and supplies expense declined 9.6% from the prior quarter and 19.5% from the prior-year quarter, primarily due to the roll-off of depreciation on desktop operating systems.

For the first nine months of 2003, expenses totaled $231.9 million, compared with $228.2 million for the first nine months of 2002. "We continue to seek ways to minimize our expense growth," Cecala said. "Based on our year-to-date experience, we expect that expenses for the full year 2003 will be less than the $310 million we recorded for full-year 2002."

                              CONFERENCE CALL TODAY

Management will discuss results in a conference call today at 10:00 a.m. (EDT). To access the call, dial 800-475-2151. Supporting materials, financial statements, and simultaneous streaming of the conference call audio will be available online at wilmingtontrust.com. A rebroadcast of the conference call will be available from 12:00 noon (EDT) today until 5:00 p.m. (EDT) on Friday, October 24, by calling 877-519-4471 and using PIN number 4221131. To access the rebroadcast from outside the United States, dial 973-341-3080 and use the same PIN number.

                           FORWARD LOOKING STATEMENTS

This release contains forward-looking statements which reflect the company's current expectations about its future performance. These statements rely on a number of assumptions and estimates and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could affect the company's future financial results are discussed more fully in the reports the company files with the Securities and Exchange Commission. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

ABOUT WILMINGTON TRUST

Wilmington Trust Corporation (NYSE: WL) is a financial services holding company that provides wealth management and specialized corporate services to clients throughout the U.S. and in more than 50 other countries, and commercial banking services throughout the Delaware Valley region. Its wholly owned bank subsidiary, Wilmington Trust Company, which celebrates its 100th anniversary in 2003, is the 15th largest personal trust provider in the United States. Wilmington Trust and its affiliates have offices in California, Delaware, Florida, Georgia, Maryland, Nevada, New York, Pennsylvania, Tennessee, the Cayman Islands, the Channel Islands, and London, and other affiliates in Dublin and Milan. For more information, visit

                            www.wilmingtontrust.com.

                                      # # #

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2003

                                INCOME STATEMENT

                                                                               Three Months Ended
                                                     ----------------------------------------------------------------------
                                                      Sept. 30,      June 30,       Mar. 31,       Dec. 31,       Sept. 30,
(in millions, except per share amounts)                 2003           2003           2003           2002           2002
---------------------------------------------------------------------------------------------------------------------------
Net Interest Income
     Interest income                                 $     90.5     $     94.7     $     92.8     $     96.9     $    100.1
     Interest expense                                      22.4           24.5           24.5           27.0           29.3
---------------------------------------------------------------------------------------------------------------------------
        Net interest income                                68.1           70.2           68.3           69.9           70.8
     Provision for loan losses                             (5.7)          (5.9)          (4.9)          (5.5)          (5.1)
---------------------------------------------------------------------------------------------------------------------------
        Net interest income after provision
            for loan losses                                62.4           64.3           63.4           64.4           65.7
                                                     ----------------------------------------------------------------------
Noninterest Income
     Advisory fees:
        Wealth advisory services                           35.5           33.1           33.6           32.7           31.2
        Corporate client services                          16.4           16.5           14.9           18.2           17.2
        Cramer Rosenthal McGlynn                            1.3            1.1            0.7            1.2            1.8
        Roxbury Capital Management                         (0.1)          (1.2)          (0.9)          (1.4)           2.4
---------------------------------------------------------------------------------------------------------------------------
            Advisory fees                                  53.1           49.5           48.3           50.7           52.6
        Amortization of other intangibles                  (0.7)          (0.3)          (0.3)          (0.3)          (0.7)
---------------------------------------------------------------------------------------------------------------------------
            Advisory fees after amortization
                of other intangibles                       52.4           49.2           48.0           50.4           51.9
                                                     ----------------------------------------------------------------------
     Service charges on deposit accounts                    8.6            7.8            7.3            7.8            7.8
     Other noninterest income                               5.3            6.0            5.8            7.5            5.8
     Securities gains                                      ----           ----           ----            2.0           ----
---------------------------------------------------------------------------------------------------------------------------
        Total noninterest income                           66.3           63.0           61.1           67.7           65.5
                                                     ----------------------------------------------------------------------
        Net interest and noninterest income               128.7          127.3          124.5          132.1          131.2
                                                     ----------------------------------------------------------------------
Noninterest Expense
     Salaries and wages                                    31.5           31.2           29.8           30.3           30.3
     Incentives and bonuses                                 5.4            4.3            9.5            6.6            7.4
     Employment benefits                                    8.8            8.9            9.6            8.6            7.8
     Net occupancy                                          4.8            5.0            5.4            5.6            5.3
     Furniture, equipment, and supplies                     6.6            7.3            7.3            7.6            8.2
     Other noninterest expense                             18.1           20.4           18.0           23.0           18.1
---------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                          75.2           77.1           79.6           81.7           77.1
                                                     ----------------------------------------------------------------------
        Income before income taxes and
            minority interest                              53.5           50.2           44.9           50.4           54.1
Applicable income taxes                                    18.8           17.4           15.3           17.9           19.4
---------------------------------------------------------------------------------------------------------------------------
        Net income before minority interest                34.7           32.8           29.6           32.5           34.7
Minority interest                                           0.3            0.2            0.2            0.2            0.2
---------------------------------------------------------------------------------------------------------------------------
        Net income                                   $     34.4     $     32.6     $     29.4     $     32.3     $     34.5
                                                     ======================================================================
Net income per share
     Basic                                           $     0.52     $     0.50     $     0.45     $     0.49     $     0.53
     Diluted                                               0.52           0.49           0.44           0.49           0.52
Weighted average shares outstanding (in thousands)
     Basic                                               65,956         65,790         65,692         65,584         65,631
     Diluted                                             66,670         66,195         66,174         66,148         66,174
Net income as a percentage of:
     Average assets                                        1.58%          1.53%          1.46%          1.60%          1.77%
     Average stockholders' equity                         17.64          17.04          15.97          17.30          18.66

                                                      Three Months Ended
                                                     --------------------
                                                           % Change
                                                             From:
                                                     --------------------
                                                      Prior       Prior
(in millions, except per share amounts)              Quarter       Year
-------------------------------------------          -------      -----
Net Interest Income
     Interest income                                   (4.4)       (9.6)
     Interest expense                                  (8.6)      (23.5)

        Net interest income                            (3.0)       (3.8)
     Provision for loan losses                         (3.4)       11.8

        Net interest income after provision
            for loan losses                            (3.0)       (5.0)
Noninterest Income
     Advisory fees:
        Wealth advisory services                        7.3        13.8
        Corporate client services                      (0.6)       (4.7)
        Cramer Rosenthal McGlynn                       18.2       (27.8)
        Roxbury Capital Management                    (91.7)         --

            Advisory fees                               7.3         1.0
        Amortization of other intangibles             133.3          --

            Advisory fees after amortization
                of other intangibles                    6.5         1.0
     Service charges on deposit accounts               10.3        10.3
     Other noninterest income                         (11.7)       (8.6)
     Securities gains                                    --          --

        Total noninterest income                        5.2         1.2

        Net interest and noninterest income             1.1        (1.9)

Noninterest Expense
     Salaries and wages                                 1.0         4.0
     Incentives and bonuses                            25.6       (27.0)
     Employment benefits                               (1.1)       12.8
     Net occupancy                                     (4.0)       (9.4)
     Furniture, equipment, and supplies                (9.6)      (19.5)
     Other noninterest expense                        (11.3)         --

        Total noninterest expense                      (2.5)       (2.5)
        Income before income taxes and
            minority interest                           6.6        (1.1)
Applicable income taxes                                 8.0        (3.1)

        Net income before minority interest             5.8          --
Minority interest                                      50.0        50.0

        Net income                                      5.5        (0.3)

Net income per share
     Basic                                              4.0        (1.9)
     Diluted                                            6.1          --

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2003

                                INCOME STATEMENT

                                                               Nine Months Ended
                                                     --------------------------------------
                                                      Sept. 30,     Sept. 30,        %
(in millions, except per share amounts)                 2003          2002         Change
-------------------------------------------------------------------------------------------
Net Interest Income
     Interest income                                 $    278.1    $    295.9          (6.0)
     Interest expense                                      71.4          89.3         (20.0)
-----------------------------------------------------------------------------
        Net interest income                               206.7         206.6            --
Provision for loan losses                                 (16.6)        (16.5)          0.6
-----------------------------------------------------------------------------
     Net interest income after provision
        for loan losses                                   190.1         190.1            --
                                                     ------------------------
Noninterest Income
     Advisory fees:
        Wealth advisory services                          102.3          94.2           8.6
        Corporate client services                          47.8          46.0           3.9
        Cramer Rosenthal McGlynn                            3.2           6.5         (50.8)
        Roxbury Capital Management                         (2.3)         10.0            --
-----------------------------------------------------------------------------
            Advisory fees                                 151.0         156.7          (3.6)
        Amortization of other intangibles                  (1.4)         (0.9)         55.6
-----------------------------------------------------------------------------
            Total advisory fees after amortization
                of other intangibles                      149.6         155.8          (4.0)
                                                     ------------------------
     Service charges on deposit accounts                   23.7          22.1           7.2
     Other noninterest income                              17.2          16.5           4.2
     Securities gains                                        --            --            --
-----------------------------------------------------------------------------
        Total noninterest income                          190.5         194.4          (2.0)
                                                     ------------------------
        Net interest and noninterest income               380.6         384.5          (1.0)
                                                     ------------------------
Noninterest Expense
     Salaries and wages                                    92.5          89.2           3.7
     Incentives and bonuses                                19.2          23.7         (19.0)
     Employment benefits                                   27.3          24.1          13.3
     Net occupancy                                         15.2          14.8           2.7
     Furniture, equipment, and supplies                    21.1          24.3         (13.2)
     Other noninterest expense                             56.6          52.1           8.6
-----------------------------------------------------------------------------
        Total noninterest expense                         231.9         228.2           1.6
                                                     ------------------------
        Income before income taxes and
            minority interest                             148.7         156.3          (4.9)
Applicable income taxes                                    51.5          55.1          (6.5)
-----------------------------------------------------------------------------
        Net income before minority interest                97.2         101.2          (4.0)
Minority interest                                           0.8           0.3         166.7
-----------------------------------------------------------------------------
        Net income                                   $     96.4    $    100.9          (4.5)
                                                     ========================
Net income per share
     Basic                                           $     1.46    $     1.54          (5.2)
     Diluted                                               1.45          1.52          (4.6)
Weighted average shares outstanding (in thousands)
     Basic                                               65,814        65,628
     Diluted                                             66,348        66,354
Net income as a percentage of:
     Average assets                                        1.52%         1.79%
     Average stockholders' equity                         16.90         18.93

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2003

                             STATEMENT OF CONDITION

                                                   Sept. 30,     June 30,      Mar. 31,      Dec. 31,      Sept. 30,
(in millions)                                        2003          2003          2003          2002          2002
--------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                           $    228.5    $    214.5    $    207.3    $    248.9    $    253.1
                                                  ------------------------------------------------------------------
Federal funds sold and securities
    purchased under agreements to resell               477.7         180.9           3.8          ----         105.4
                                                  ------------------------------------------------------------------
Investment securities:
    U.S. Treasury and government agencies              515.1         548.6         451.5         489.6         593.4
    Obligations of state and political                  16.1          16.6          16.6          16.6          17.3
    subdivisions
    Preferred stock                                    119.4         122.4         119.2         111.8          93.5
    Mortgage-backed securities                         883.4       1,039.1         707.2         507.8         450.8
    Other securities                                   262.5         244.2         250.2         222.9         200.1
--------------------------------------------------------------------------------------------------------------------
        Total investment securities                  1,796.5       1,970.9       1,544.7       1,348.7       1,355.1
                                                  ------------------------------------------------------------------
Loans:
    Commercial, financial and agricultural *         2,216.0       2,219.6       2,153.6       2,137.1       2,132.5
    Real estate - construction *                       663.4         602.1         604.0         591.9         450.4
    Mortgage-commercial *                            1,052.6       1,038.0       1,055.0       1,065.9         969.0
--------------------------------------------------------------------------------------------------------------------
        Total commercial loans                       3,932.0       3,859.7       3,812.6       3,794.9       3,551.9
                                                  ------------------------------------------------------------------
    Mortgage-residential                               545.9         592.3         627.1         677.2         740.9
    Consumer                                         1,055.5       1,037.0       1,029.4       1,046.7       1,067.7
    Secured with liquid collateral                     565.8         574.6         539.1         506.3         500.5
--------------------------------------------------------------------------------------------------------------------
        Total retail loans                           2,167.2       2,203.9       2,195.6       2,230.2       2,309.1
                                                  ------------------------------------------------------------------
        Total loans net of unearned income           6,099.2       6,063.6       6,008.2       6,025.1       5,861.0
Reserve for loan losses                                (91.2)        (87.6)        (86.0)        (85.2)        (86.8)
--------------------------------------------------------------------------------------------------------------------
        Net loans                                    6,008.0       5,976.0       5,922.2       5,939.9       5,774.2
                                                  ------------------------------------------------------------------
Premises and equipment                                 152.0         152.1         154.0         155.2         138.2
Goodwill                                               242.8         247.3         240.1         240.2         239.5
Other intangibles                                       24.2          21.3          21.4          21.7          17.5
Other assets                                           170.2         176.2         174.5         176.7         158.3
--------------------------------------------------------------------------------------------------------------------
        Total assets                              $  9,099.9    $  8,939.2    $  8,268.0    $  8,131.3    $  8,041.3
                                                  ==================================================================

Liabilities and Stockholders' Equity
Deposits:
    Noninterest-bearing demand:                   $  1,440.0    $    944.4    $    919.1    $  1,189.6    $    919.4
    Interest-bearing:
       Savings                                         364.9         368.7         366.5         349.3         343.3
       Interest-bearing demand                       2,246.9       2,302.5       2,129.9       1,833.6       1,846.0
       Certificates under $100,000                     805.6         836.7         867.5         884.1         898.6
       Local certificates $100,000 and over            129.1         125.8         136.9         135.3         176.5
--------------------------------------------------------------------------------------------------------------------
        Total core deposits                          4,986.5       4,578.1       4,419.9       4,391.9       4,183.8
       National certificates $100,000 and over       1,784.2       1,910.2       2,157.2       1,945.2       1,913.2
--------------------------------------------------------------------------------------------------------------------
        Total deposits                               6,770.7       6,488.3       6,577.1       6,337.1       6,097.0
                                                  ------------------------------------------------------------------
Short-term borrowings:
    Federal funds purchased and securities sold
       under agreements to repurchase                  938.8       1,083.4         627.9         692.8         814.5
    U.S. Treasury demand                                55.6          32.5          10.7          41.9          91.7
--------------------------------------------------------------------------------------------------------------------
        Total short-term borrowings                    994.4       1,115.9         638.6         734.7         906.2
                                                  ------------------------------------------------------------------
Other liabilities                                      140.2         133.2         137.0         157.7         138.3
Long-term debt                                         410.7         420.8         160.5         160.5         160.5
--------------------------------------------------------------------------------------------------------------------
        Total liabilities                            8,316.0       8,158.2       7,513.2       7,390.0       7,302.0
Minority interest                                        0.3          (0.1)           --            --            --
Stockholders' equity                                   783.6         781.1         754.8         741.3         739.3
--------------------------------------------------------------------------------------------------------------------
       Total liabilities and stockholders'
        equity                                    $  9,099.9    $  8,939.2    $  8,268.0    $  8,131.3    $  8,041.3
                                                  ==================================================================

                                                       % Change From
                                                  ------------------------
                                                    Prior          Prior
(in millions)                                      Quarter         Year
--------------------------------------------------------------------------
Assets
Cash and due from banks                               6.5          (9.7)

Federal funds sold and securities
    purchased under agreements to resell            164.1         353.2

Investment securities:
    U.S. Treasury and government agencies            (6.1)        (13.2)
    Obligations of state and political
      subdivisions                                   (3.0)         (6.9)
    Preferred stock                                  (2.5)         27.7
    Mortgage-backed securities                      (15.0)         96.0
    Other securities                                  7.5          31.2

        Total investment securities                  (8.8)         32.6
Loans:
    Commercial, financial and agricultural *         (0.2)          3.9
    Real estate - construction *                     10.2          47.3
    Mortgage-commercial *                             1.4           8.6

        Total commercial loans                        1.9          10.7
    Mortgage-residential                             (7.8)        (26.3)
    Consumer                                          1.8          (1.1)
    Secured with liquid collateral                   (1.5)         13.0

        Total retail loans                           (1.7)         (6.1)
        Total loans net of unearned income            0.6           4.1
Reserve for loan losses                               4.1           5.1

        Net loans                                     0.5           4.0

Premises and equipment                               (0.1)         10.0
Goodwill                                             (1.8)          1.4
Other intangibles                                    13.6          38.3
Other assets                                         (3.4)          7.5

        Total assets                                  1.8          13.2

Liabilities and Stockholders' Equity
Deposits:
    Noninterest-bearing demand:                      52.5          56.6
    Interest-bearing:
       Savings                                       (1.0)          6.3
       Interest-bearing demand                       (2.4)         21.7
       Certificates under $  100,000                 (3.7)        (10.3)
       Local certificates $100,000 and over           2.6         (26.9)

        Total core deposits                           8.9          19.2
       National certificates $100,000 and over       (6.6)         (6.7)

        Total deposits                                4.4          11.0
Short-term borrowings:
    Federal funds purchased and securities sold
       under agreements to repurchase               (13.3)         15.3
    U.S. Treasury demand                             71.1         (39.4)

        Total short-term borrowings                 (10.9)          9.7

Other liabilities                                     5.3           1.4
Long-term debt                                       (2.4)        155.9

        Total liabilities                             1.9          13.9
Minority interest                                      --            --
Stockholders' equity                                  0.3           6.0

       Total liabilities and stockholders'
        equity                                        1.8          13.2

* Certain commercial loan balances reclassified
-----------------------------------------------
Commercial loan balances for the 2003 first quarter reflect changes that were made after an analysis of ledger coding revealed inconsistencies in the categories in which loans were recorded. This resulted in a reclassification of approximately $192 million, or 5%, of the commercial portfolio. The $192 million was moved out of the general commercial and industrial category. Approximately $90 million of that amount was reclassified as commercial real estate loans, and the remaining $102 million was moved into the commercial mortgage category.

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2003

                         AVERAGE STATEMENT OF CONDITION

                                                                                                                  % Change From
                                                   2003        2003         2003         2002         2002      ------------------
                                                  Third       Second        First       Fourth        Third       Prior    Prior
(in millions)                                    Quarter      Quarter      Quarter      Quarter      Quarter     Quarter    Year
-------------------------------------------------------------------------------------------------------------   --------  --------
Assets
Cash and due from banks                         $   190.5   $    182.4   $    187.0   $    201.1   $    185.9       4.4       2.5
                                                -------------------------------------------------------------
Federal funds sold and securities
    purchased under agreements to resell             35.6         38.4         24.1         63.5         16.4      (7.3)    117.1
                                                -------------------------------------------------------------
Investment securities:
    U.S. Treasury and government agencies           517.1        528.8        461.0        588.4        591.9      (2.2)    (12.6)
    Obligations of state and
    political subdivisions                           16.2         16.6         16.5         16.8         17.2      (2.4)     (5.8)
    Preferred stock                                 120.7        120.1        114.0         99.4         85.4       0.5      41.3
    Mortgage-backed securities                      961.2        888.8        642.6        434.5        447.6       8.1     114.7
    Other securities                                249.9        240.9        227.5        213.9        189.0       3.7      32.2
-------------------------------------------------------------------------------------------------------------
        Total investment securities               1,865.1      1,795.2      1,461.6      1,353.0      1,331.1       3.9      40.1
                                                -------------------------------------------------------------
Loans:
    Commercial, financial and agricultural        2,202.2      2,190.8      2,214.8      2,208.4      2,055.7       0.5       7.1
    Real estate - construction                      624.9        590.8        544.6        469.3        448.7       5.8      39.3
    Mortgage-commercial                           1,039.4      1,054.6      1,008.0        980.3        986.1      (1.4)      5.4
-------------------------------------------------------------------------------------------------------------
        Total commercial loans                    3,866.5      3,836.2      3,767.4      3,658.0      3,490.5       0.8      10.8
                                                -------------------------------------------------------------
    Mortgage-residential                            573.9        604.7        649.0        708.9        759.0      (5.1)    (24.4)
    Consumer                                      1,031.3      1,031.4      1,028.3      1,031.9      1,027.8        --       0.3
    Secured with liquid collateral                  583.6        565.4        532.9        499.2        483.0       3.2      20.8
-------------------------------------------------------------------------------------------------------------
        Total retail loans                        2,188.8      2,201.5      2,210.2      2,240.0      2,269.8      (0.6)     (3.6)
                                                -------------------------------------------------------------
        Total loans net of unearned income        6,055.3      6,037.7      5,977.6      5,898.0      5,760.3       0.3       5.1
Reserve for loan losses                             (87.1)       (84.7)       (84.5)       (84.9)       (85.9)      2.8       1.4
-------------------------------------------------------------------------------------------------------------
        Net loans                                 5,968.2      5,953.0      5,893.1      5,813.1      5,674.4       0.3       5.2
                                                -------------------------------------------------------------
Premises and equipment                              153.0        153.7        154.9        144.0        138.9      (0.5)     10.2
Goodwill                                            247.4        245.8        240.2        240.5        245.2       0.7       0.9
Other intangibles                                    21.2         21.3         21.6         16.6         11.1      (0.5)     91.0
Other assets                                        176.7        177.6        176.7        159.5        150.3      (0.5)     17.6
-------------------------------------------------------------------------------------------------------------
        Total assets                            $ 8,657.7   $  8,567.4   $  8,159.2   $  7,991.3   $  7,753.3       1.1      11.7
                                                =========   ==========   ==========   ==========   ==========

Liabilities and Stockholders' Equity
Deposits:
    Noninterest-bearing demand                  $   866.8   $    796.4   $    800.7   $    970.3   $    777.3       8.8      11.5
    Interest-bearing:
       Savings                                      368.8        369.4        357.3        346.5        355.8      (0.2)      3.7
       Interest-bearing demand                    2,244.7      2,127.0      2,062.9      1,812.6      1,767.7       5.5      27.0
       Certificates under $100,000                  817.6        851.5        874.6        891.6        891.8      (4.0)     (8.3)
       Local CDs $100,000 and over                  128.4        139.6        151.1        168.7        178.8      (8.0)    (28.2)
-------------------------------------------------------------------------------------------------------------
        Total core deposits                       4,426.3      4,283.9      4,246.6      4,189.7      3,971.4       3.3      11.5
       National CDs $100,000 and over             1,780.9      1,979.5      2,066.3      1,987.4      2,027.0     (10.0)    (12.1)
-------------------------------------------------------------------------------------------------------------
        Total deposits                            6,207.2      6,263.4      6,312.9      6,177.1      5,998.4      (0.9)      3.5
                                                -------------------------------------------------------------
Short-term borrowings:
    Federal funds purchased and securities
       sold under agreements to repurchase        1,115.2        985.3        778.7        753.0        705.3      13.2      58.1
    U.S. Treasury demand                             20.0          8.4          8.1         16.3         27.3     138.1     (26.7)
-------------------------------------------------------------------------------------------------------------
        Total short-term borrowings               1,135.2        993.7        786.8        769.3        732.6      14.2      55.0
                                                -------------------------------------------------------------
Other liabilities                                   136.1        135.0        152.5        143.5        128.2       0.8       6.2
Long-term debt                                      405.4        407.9        160.5        160.5        160.5      (0.6)    152.6
                                                -------------------------------------------------------------
        Total liabilities                         7,883.9      7,800.0      7,412.7      7,250.4      7,019.7       1.1      12.3
Minority interest                                      --          0.1          0.1          0.1          0.1    (100.0)   (100.0)
Stockholders' equity                                773.8        767.3        746.4        740.8        733.5       0.8       5.5
-------------------------------------------------------------------------------------------------------------
       Total liabilities and
       stockholders' equity                     $ 8,657.7   $  8,567.4   $  8,159.2   $  7,991.3   $  7,753.3       1.1      11.7
                                                =========   ==========   ==========   ==========   ==========

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2003

                                      RATES

                                                      2003           2003          2003            2002            2002
                                                      Third         Second         First          Fourth           Third
YIELDS/RATES (TAX-EQUIVALENT BASIS)                  Quarter       Quarter        Quarter         Quarter         Quarter
------------------------------------------------    --------       -------        -------         -------         -------
Earning assets:
FEDERAL FUNDS SOLD AND SECURITIES
    PURCHASED UNDER AGREEMENTS TO RESELL              1.12%          1.32%          1.40%           1.65%           2.77%

U.S. Treasury and government agencies                 3.22           3.29           3.73            4.14            4.27
Obligations of state and political subdivisions       8.99           9.01           8.97            9.04            8.97
Preferred stock                                       7.39           7.40           7.68            7.99            8.13
Mortgage-backed securities                            3.64           4.47           4.97            5.38            5.68
Other securities                                      2.88           2.93           3.17            3.58            3.55
TOTAL INVESTMENT SECURITIES                           3.71           4.15           4.55            4.80            4.95

Commercial, financial and agricultural                4.18           4.45           4.53            4.83            5.20
Real estate - construction                            4.37           4.56           4.45            4.62            5.23
Mortgage-commercial                                   5.08           5.47           5.63            5.88            6.34
TOTAL COMMERCIAL LOANS                                4.45           4.75           4.81            5.08            5.53
Mortgage-residential                                  6.63           6.77           6.82            6.83            6.82
Consumer                                              6.58           6.68           6.85            7.03            7.20
Secured with liquid collateral                        2.52           2.73           2.87            3.17            3.35
TOTAL RETAIL LOANS                                    5.51           5.69           5.88            6.11            6.25
TOTAL LOANS                                           4.85           5.09           5.21            5.47            5.81
TOTAL EARNING ASSETS                                  4.56           4.86           5.07            5.32            5.65

Funds used to support earning assets
Savings                                               0.13           0.15           0.23            0.24            0.25
Interest-bearing demand                               0.39           0.45           0.47            0.51            0.60
Certificates under $100,000                           2.50           2.80           3.05            3.29            3.46
Local certificates $100,000 and over                  1.60           1.78           1.99            2.38            2.36
CORE INTEREST-BEARING DEPOSITS                        0.89           1.05           1.17            1.35            1.46
National certificates $100,000 and over               1.48           1.56           1.69            1.92            2.14
TOTAL INTEREST-BEARING DEPOSITS                       1.09           1.23           1.36            1.57            1.72

Federal funds purchased and securities sold
    under agreements to repurchase                    1.39           1.54           1.64            1.86            2.04
U.S. Treasury demand                                  0.76           1.04           0.99            1.22            1.51
TOTAL SHORT-TERM BORROWINGS                           1.38           1.54           1.64            1.85            2.02
Long-term debt                                        3.63           3.62           6.58            6.61            6.61
TOTAL INTEREST-BEARING LIABILITIES                    1.29           1.42           1.52            1.73            1.89
TOTAL FUNDS USED TO SUPPORT
    EARNING ASSETS                                    1.11           1.24           1.32            1.46            1.63
NET INTEREST MARGIN (TAX-EQUIVALENT BASIS)            3.45           3.62           3.75            3.86            4.02

Tax-equivalent net interest income
    income (in millions)                            $ 69.3         $ 71.4         $ 69.6          $ 71.2          $ 72.1

Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

                          WILMINGTON TRUST CORPORATION
                                QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2003

                                  SUPPLEMENTAL

                                                                            Three Months Ended
                                          ---------------------------------------------------------------------------------
                                                                                                          % Change From:
                                                                                                          --------------
                                                                                                                     Prior
                                          September 30,   June 30,   Mar. 31,   Dec. 31,   Sept. 30,     Prior       Year
                                               2003         2003       2003       2002       2002       Quarter     Quarter
                                          -------------   --------   --------   --------   ---------    -------     -------
OTHER NONINTEREST EXPENSE (in millions)
Advertising and contributions                $   1.4      $   2.8    $    1.9   $    2.8   $    2.1      (50.0)      (33.3)
Servicing and consulting fees                    4.0          3.9         4.0        4.7        3.2        2.6        25.0
Travel, entertainment, and training              1.8          1.9         1.5        2.0        2.0       (5.3)      (10.0)
Originating and processing fees                  2.1          1.8         1.8        2.0        1.7       16.7        23.5
Other noninterest expense                        8.8         10.0         8.8       11.5        9.1      (12.0)       (3.3)
                                             -------      -------    --------   --------   --------
     Total                                   $  18.1      $  20.4    $   18.0   $   23.0   $   18.1      (11.3)         --
                                             =======      =======    ========   ========   ========

Staffing (FTE)                                 2,302        2,319       2,342      2,361      2,351

ASSETS UNDER MANAGEMENT (in billions)
Wilmington Trust                             $  23.6      $  22.7    $   21.6   $   21.0   $   21.1        4.0        11.8
Roxbury Capital Management                       3.1          3.3         3.2        3.7        3.9       (6.1)      (20.5)
Cramer Rosenthal McGlynn                         4.0          3.8         3.2        3.5        3.7        5.3         8.1
                                             -------      -------    --------   --------   --------
     Combined assets under management        $  30.7      $  29.8    $   28.0   $   28.2   $   28.7        3.0         7.0
                                             =======      =======    ========   ========   ========

A routine analysis of assets under management determined that certain investment consulting assets had been reported both by Wilmington Trust and one of its affiliates. The problem has been corrected and the reported amounts were revised accordingly.

CAPITAL (in millions, except per share amounts)
Average stockholders' equity                     $ 773.8      $ 767.3    $  746.4   $  740.8   $  733.5        0.8         5.5
Period-end primary capital                         874.8        868.9       840.8      826.4      826.0        0.7         5.9
Per share:
     Book value                                    11.87        11.85       11.49      11.30      11.28        0.2         5.2
     Dividends declared                             0.27         0.27       0.255      0.255      0.255         --         5.9
Average stockholders' equity to assets              8.94%        8.96%       9.15%      9.27%      9.46%
Total risk-based capital ratio                     12.15        11.90       10.20      10.19      10.57
Tier 1 risk-based capital ratio                     7.27         7.09        7.11       7.07       7.36
Tier 1 leverage capital ratio                       6.19         6.01        6.15       6.11       6.25

CREDIT QUALITY (in millions)
Period-end reserve for loan losses               $  91.2      $  87.6    $   86.0   $   85.2   $   86.8
Period-end non-performing assets:
     Nonaccrual                                     50.2         60.4        64.6       42.4       44.4
     OREO                                            1.6          3.2         3.9        3.1        0.3
Period-end past due 90 days                          7.3          7.1         8.3       12.5       22.3
Period-end renegotiated loans                         --           --          --         --         --

Gross charge-offs                                    3.3          5.1         5.3        7.9        5.8
Recoveries                                           1.3          0.7         1.2        0.8        0.8
Net charge-offs                                      2.0          4.4         4.1        7.1        5.0

Ratios:
     Period-end reserve to loans                    1.50%        1.44%       1.43%      1.41%      1.48%
     Period-end non-performing assets to loans      0.85         1.05        1.14       0.76       0.76
     Period-end loans past due 90 days to
     total loans                                    0.12         0.12        0.14       0.21       0.38
     Net charge-offs to average loans               0.03         0.07        0.07       0.12       0.09

INTERNAL RISK RATING
Pass                                               95.81%       95.62%      95.52%     95.65%     95.62%
Watchlisted                                         2.53         2.60        2.48       2.57       2.29
Substandard                                         1.25         1.23        1.79       1.53       1.83
Doubtful                                            0.41         0.55        0.21       0.25       0.26